EXHIBIT 99.2
NEWS RELEASE
Contact:

OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (Investors/Media)	Laura Siino (Investors)
Senior Director	212-213-0006
631-962-2043	Kathy Nugent (Media)
Kim Wittig (Media)	205-401-0260
Director
631-962-2135
OSI PHARMACEUTICALS BEGINS CLINICAL DEVELOPMENT
PROGRAM OF OSI-906 IN PATIENTS WITH ADVANCED SOLID TUMORS
— First Small Molecule to Enter Phase I Trials That Selectively Targets the IGF-1R
Receptor—
MELVILLE, NY — June 19, 2007 — OSI Pharmaceuticals, Inc., (Nasdaq: OSIP) today announced that it has initiated Phase I clinical trials for OSI-906, an orally active, potent and selective inhibitor of the insulin-like growth factor-1 receptor (IGF-1R) inhibitor. The studies are designed to determine a recommended dose and dosing schedule for a Phase II trial, and will evaluate the safety and pharmacokinetic profiles of OSI-906. IGF-1R has been viewed as an important therapeutic target due to its involvement in the growth and proliferation of a variety of human cancers, including colorectal, prostate, non-small cell lung, breast and ovarian cancers. In addition, OSI-906 has been found to be active in colorectal human tumor xenografts and synergistic with Tarceva® (erlotinib) in non-small cell lung and pancreatic human tumor xenografts.
“OSI-906 has the potential to be effective in the treatment of several IGF-1R mediated cancers, and may have utility in the treatment of cancer as both a single agent and in combination with other molecularly targeted therapies such as Tarceva,” said Gabriel Leung, President, (OSI) Oncology. “We are encouraged by the preclinical data generated by our research team, and are pleased to see this drug candidate advancing into clinical trials.”
Both Phase I trials are multi-center, open-label, dose escalation studies in patients with advanced solid tumors. These clinical studies will include analyses of exploratory pharmacodynamic markers associated with the inhibition of IGF1R signaling by OSI-906. The first trial is designed to determine the maximum tolerated dose for continuous dosing schedules of oral OSI-906. This trial will enroll approximately 60 patients. The second trial is designed to determine the maximum tolerated dose of OSI-906 in intermittent dosing schedules and will enroll approximately 75 patients. Data from both studies will be evaluated to establish a recommended dose and dosing schedule for a Phase II clinical trial of OSI-906.
Research Background
IGF-1 and IGF-2 are growth factors, or hormones, known to stimulate growth and inhibit death in normal and cancerous cells. OSI’s IGF-1R inhibitor program has been successful in generating molecules that inhibit the signaling response of IGF-1R, specifically blocking the activation of the AKT and MAP kinase downstream pathways and causing inhibition of tumor cell growth and survival in animal models. OSI-906 blocked the ability of IGF-1R to signal in xenograft mouse models of human colorectal cancer. Preclinical research also showed that colon cancer tumor cells respond to OSI-906 because they produce and are dependent on the growth-promoting effects of IGF-2. The IGF/IGF-1R signaling pathway has also been implicated in protecting tumor cells from apoptosis induced by a number of cytotoxic agents as well as molecular targeted therapies including EGFR inhibitors.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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